Exhibit 23.7

Independent Auditors’ Consent

The Board of Directors

Air France S.A.

45, rue de Paris

75747 Roissy Charles-de-Gaulle Cedex

France

We consent to the use of our report dated December 24th, 2003, with respect to the consolidated balance sheet of Air France S.A. and its subsidiaries as of March 31, 2003, and the related consolidated statements of income, cash flows and changes in stockholders’ equity for the year then ended, included therein and to the reference to our firm under the headings “Selected Air France Historical Financial data” and “Experts” in the prospectus.

Our report refers to the following changes in accounting principles described in Note 2 to the consolidated financial statements:

•	The adoption of the approach by component for the recognition of costs related to major airframe inspections and engine maintenance;

•	The adoption of the percentage of completion method with respect to the revenue recognition of all long term contracts whose term exceed six months.

Paris la Défense, April 2, 2004

/s/    KPMG S.A.

KPMG S.A.